Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 26, 2010 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in ExxonMobil's Annual Report on Form 10-K for the year ended December 31, 2009.

We also consent to the incorporation by reference in this Registration Statement of our report dated June 24, 2009 relating to the financial statements, which appears in the Annual Report of ExxonMobil Savings Plan on Form 11-K for the year ended December 31, 2008.

/s/ PricewaterhouseCoopers LLP

Dallas, Texas
May 6, 2010